UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2008

OMNIMMUNE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-145507	26-3128407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4600 Post Oak Place, Suite 352, Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code)

(713) 622-8400
(Registrant’s Telephone Number, Including Area Code)

____________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 21, 2008, Omnimmune Holdings, Inc. (the “Company”) entered into a demand promissory note, dated October 31, 2008, for the principal amount of $287,768.40 payable to McDaniel & Henry, LLP, the Company’s legal counsel, for the payment of outstanding fees and expenses (the “Note”).  The Note is payable in cash on the written demand of the holder any time following the closing of a “Qualified Financing” (as defined in the Note) (1) in an amount equal to 50% of the first $200,000 in gross proceeds received by the Company at the first such closing following the date of the Note, plus 20% of all amounts raised above $400,000 at such closing; and (2) thereafter, in an amount equal to the lesser of the balance of principal and interest outstanding or 20% of the gross proceeds received by the Company at each subsequent closing.  Further, the balance of principal and interest outstanding under the Note, if any, is payable at the demand of the holder upon the closing of a transaction in which the Company disposes of substantially all of its assets or in which a person acquires control of the Company through merger, consolidation, reorganization, business combination, acquisition of equity or otherwise.  The Note matures on June 1, 2009 if not paid in full prior to such date.  The Note accrues interest at a rate of 10% per annum, unless an event of default occurs, after which time the Note accrues interest at a default rate of 12% per annum.

Item 9.01    Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.          Description
10.1                       Demand Promissory Note, dated October 31, 2008, issued to McDaniel & Henry, LLP.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIMMUNE HOLDINGS, INC.

By:  /s/ Harris A. Lichtenstein
Harris A. Lichtenstein, Ph.D.
President and Chief Executive Officer

Date:     November 25, 2008